Exhibit 10.20

Buenos Aires, 30 de Mayo de 2017	Buenos Aires, May 30th, 2017

Sres.	Messrs.
MOLINO CAÑUELAS URUGUAY S.A.	MOLINO CAÑUELAS URUGUAY S.A.
General Pacheco 1070, 91600 Montevideo, República Oriental del Uruguay	General Pacheco 1070, 91600 Montevideo, República Oriental del Uruguay

De nuestra consideratión:	Dear Sirs,

MOLINO CAÑUELAS S.A.C.I.F.I.A., (“MUTUARIO”) tiene el agrado de extender a MOLINO CAÑUELAS URUGUAY S.A. (“MUTUANTE”) una oferta de Contrato de Préstamo, conforme los términos y condiciones que se adjuntan a la presente como Adjunto 1 (la “Carta Oferta”).

MOLINO CAÑUELAS S.A.C.I.F.I.A., (“BORROWER”) is pleased to extend to MOLINO CAÑUELAS URUGUAY S.A. (“LENDER”) an offer for a Loan Agreement, pursuant to the terms and conditions attached hereto as Attachment 1 (the “Offering Letter”).

Esta Oferta es incondicional e irrevocable para el MUTUARIO y podrá ser aceptada únicamente bajo los términos y condiciones establecidos en la presente por parte del MUTUANTE de conformidad con los términos y condiciones de la presente.

This Offer is unconditional and irrevocably for the BORROWER and may only be accepted upon its terms and conditions by the LENDER in accordance with the terms hereof.

Cualquier condicionamiento de la aceptación de la Oferta realizado por el MUTUANTE se considerará una alteración sustancial de la Oferta, y no obligará al MUTUARIO excepto aceptación expresa y por escrito reafizada por un representante autorizado del MUTUARIO.

Any qualification of acceptance of this Offer by the LENDER shall be deemed to materially after the terms and conditions hereof and shall not be binding upon the BORROWER unless expressly agreed to in writing by a duly authorized representative of the BORROWER.

En caso de que el MUTANTE remita al MUTUARIO el documento que se adjunta a la presente como Adjunto 2 (“Aceptación de la Oferta”), debidamente suscripto, la Oferta conjuntamente con su Adjunto 1, serán válidos y aplicables desde su recepción por parte del MUTUANTE. A los efectos del Adjunto 1, se considerará que la fecha del Adjunto 1, es la fecha de aceptación de la presente Oferta

If the LENDER sends to the BORROWER the document attached hereto as Attachment 2 (“Acceptance of the Offer”), duly executed, this Offer, together with its Attachment 1 shall be valid and applicable as of its receipt by LENDER. To the effects of Attachment 1, the date of Attachment 1 shall be the date of acceptance of this Offer

Sin otro particular, lo saluda atentamente.	Very truly yours,

Por: MOLINO CAÑUELAS S.A.C.I.F.I.A.
Nombre: Ricardo A. Navilli
Carácter: Apoderado

CONTRATO DE PRESTAMO	LOAN AGREEMENT

Entre:	By and Between:

MOLINO CAÑUELAS S.A.C.I.F.I.A., una sociedad constituida y registrada bajo las leyes de la República Argentina, representada en este acto por el Sr. Ricardo L Navilli en su carácter de Apoderado, domiciliada en Calle Kennedy 160, Cañuelas 1814, Buenos Aires, República Argentina (en adelante, el “MUTUARIO”); y

MOLINO CAÑUELAS S.A.C.I.F.I.A., a company incorporated and registered under the laws of the Republic of Argentina, represented herein by Mr. Ricardo L Navilli in his capacity as Attorney-in-fact, domiciled at Kennedy 160, Cañuelas 1814, Buenos Aires, Argentina, (the “BORROWER”); and

MOLINO CAÑUELAS URUGUAY S.A. una sociedad constituida y registrada bajo las leyes de la República Oriental del Uruguay, representada en este acto por el Sr. Ricardo A. Navilli en su carácter de Apoderado, domiciliada en General Pacheco 1070, 91600 Montevideo, República Oriental del Uruguay (en adelante, el “MUTUANTE”);

MOLINO CAÑUELAS URUGUAY S.A. a company incorporated and registered under the laws of the Republic of Argentina, represented herein by Mr. Ricardo A. Navilli in his capacity as Attorney-in-fact, domiciled at General Pacheco 1070, 91600 Montevideo, República Oriental del Uruguay, (hereinafter, the “LENDER”);

EI MUTUARIO y el MUTUANTE conjuntamente denominados las “Partes” y,	The BORROWER and the LENDER jointly hereinafter referred to as the “Parties”; and

CONSIDERANDO:	WHEREAS:

I. Que el MUTUARIO y el MUTUANTE son compañlas argentinas y uruguayas respectivamente, dedicadas a la producción y exportación de aceite, harina y pellets de soja y trigo;	I. The BORROWER and LENDER are argentine and uruguayan corporations devoted to the production and export of oil, flour, and pellets of soy and wheat;

II. Que es intención del MUTUARIO obtener un préstamo comercial del MUTUANTE destinado a capital de trabajo para el desarrollo de sus actividades productivas y/o de comercio exterior;	II. It is the BORROWER’S intention to obtain commercial financing from the LENDER in order to finance its working capital for the development of productive activities and foreign trade;

III.  Que el MUTUANTE está dispuesto a otorgar un préstamo al MUTUARIO por la suma de USD 55.000.000,00. (Dólares Estadounidenses CINCUENTA Y CINCO MILLONES con 00/100), sujeto a los términos y condiciones del presente Contrato, siempre y cuando: (i) el MUTUARIO se obligue a su repago y al cumplimiento de todas las obligaciones bajo el Contrato, y (ii) que el MUTUANTE pueda contar con Garantías de pago suficientes por parte del MUTUARIO y que estas se mantengan plenamente vigentes y exigibles hasta la expiración del Contrato.

III.  The LENDER is willing to grant a loan to the BORROWER for the amount of USD 55,000,000.00 (United States Dollars FIFTY FIVE MILLION with 00/100), subject to the terms and conditions set forth in this Agreement, so long as: (i) the BORROWER assumes the responsibility to repay and fulfill all of the obligations set forth in this Agreement; and (ii) that sufficient guarantees of payment are granted by the BORROWER to LENDER, and that those guarantees remain fully valid and enforceable until the expiration of the Agreement.

En mérito a las consideraciones precedentemente establecidas, se celebra el presente contrato de rnutuo, sujeto a las siguientes cláusulas y condiciones:	By virtue of the aforesaid considerations, this loan agreement is entered into by the Parties, subject to the following terms and conditions:

PRIMERA: DEFINICIONES	ONE: DEFINITIONS

“Afiliadas” significa las compañfas controladas por y/o	“Affiliates” means the companies controlled by and or

controiantes de y/o bajo propiedad común conjuntamente con el MUTUARIO.	controlling companies of the BORROWER and/or under joint common ownership together with the BORROWER.

“Cambio Material Adverso” significa cualquier cambio sustancial desfavorable en la situación econόmica, comercial, financiera, operativa, patrimonial o de cualquier otra índole del MUTUARIO y/o sus Afiliadas y/o del MUTUANTE, o en la política econόmico financiera de la República Argentina o de los Estados Unidos de América, o que ocurriera cualquier hecho que, a criterio razonable del MUTUANTE, hiciera variar sustanciaimente las condiciones de mercado imperantes a la fecha de celebraciόn del presente Contrato (incluyendo sin limitaciόn cualquier suspension, condonaciόn o limitaciόn al cumplimiento de las obligaciones dinerarias bajo facilidades financieras y/o de comercio exterior y/o de otro tipo, cualquier declaraciόn de cesaciόn de pagos y de valores en la República Argentina o en cualquier otro mercado financiero y de valores, el inicio de una guerra, de agresiones armadas, o de cualquier otro tipo de crisis nacional o internacional directa o indirectamente relacionada con la República Argentina); o que ocurriera un acontecimiento que en opiniόn del MUTUANTE diera motivo razonable para suponer que el MUTUARIO no podrá cumplir u observar normalmente sus obligaciones bajo el presente Contrato; o cualquier variaciόn sustancial en el tipo de cambio Peso Argentino/Dόlar Estadounidense o cualquier suspensiόn en los mercados de cambio de la República Argentina y/o Estados Unidos de América.

“Material Adverse Change” means any material unfavorable change in the economic, commercial, financial , operating or net worth situation or financial position or of any other kind of the BORROWER and/or of its Affiliates and/or the LENDER, or in the economic and financial policy of the Argentine Republic or of the United States of America, or the occurrence of any event which, at LENDER’s reasonable criterion, materially changes the prevailing market conditions at the date hereof (including without limitation, any suspension, release or limitation of the fulfillment of monetary obligations under financial facilities and/or foreign trade and/or of any other kind, any payment suspension declaration in the Argentine Republic or in any other financial or exchange market, the commencement of war, armed assaults, or any other type of national or international crisis directly or indirectly related to the Argentine Republic); or the occurrence of any event which in LENDER’s opinion gives reasonable grounds to presume that the BORROWER will not be able to regularly fulfill or comply with its obligations hereunder; or any variation in the Argentine Peso/United States Dollar exchange rate, or any suspension in the exchange markets of the Argentine Republic and/or the United States of America.

“Contrato” significa el presente contrato de préstamo suscripto entre las Partes.	“Agreement” means this loan agreement executed by and between the Parties.

“Cuenta del Mutuante” significa la cuenta bancaria de titularidad del MUTUANTE cuyos datos se detallan a continuaciόn:	“Lender’s Bank Account” means the bank account owned by the LENDER which information is detailed below.

Beneficiary: MOLINO CAÑUELAS URUGUAY S.A.	Beneficiary: MOLINO CAÑUELAS URUGUAY S.A.
Beneficiary Account/IBAN: 218321	Beneficiary Account/IBAN: 218321
Beneficiary Bank: HSBC Bank (Uruguay) S.A.	Beneficiary Bank: HSBC Bank (Uruguay) S.A.
Beneficiary Bank SWIFT code: BLICUYMM	Beneficiary Bank SWIFT code: BLICUYMM

Intermediary Bank: HSBC Bank USA, New York	Intermediary Bank: HSBC Bank USA, New York
Intermediary bank SWIFT code: MRMDUS33	Intermediary bank SWIFT code: MRMDUS33
Intermediary bank FW/ABA code: 021001088	Intermediary bank FW/ABA code: 021001088
Beneficiary’s Bank acc in Intermediary Bank: 713006137	Beneficiary’s Bank acc in Intermediary Bank: 713006137

“Cuenta del Mutuario” significa la cuenta bancaria de titularidad del MUTUARIO cuyos datos se detallan a continuaciόn:	“Borrower’s Bank Account” means the bank account owned by the BORROWER which information is detailed below:

Account nber: 000048534 of HSBC BANK ARGENTINA S.A. - Buenos Aires – Argentina	Account nber: 000048534 of HSBC BANK ARGENTINA S.A. - Buenos Aires – Argentina

SWIFT: BACOARBA	SWIFT: BACOARBA

Paying Bank: HSBC BANK USA – NY – USA	Paying Bank: HSBC BANK USA – NY – USA
SWIFT Code: MRMDUS33	SWIFT Code: MRMDUS33

Final Beneficiary: Molino Cañuelas SACIFIA –	Final Beneficiary: Molino Cañuelas SACIFIA –
Acc. 0590-02219/2 – CUIT 30-50795084-8	Acc. 0590-02219/2 – CUIT 30-50795084-8

“Cuota/s” significa las cuotas de amortización del Préstamo, comprensivas de capital e intereses, que el MUTUARIO pagará al MUTUANTE de acuerdo a los montos en US$ y Fechas de Vencimiento establecidas en el adjunto como ANEXO I del presente Contrato.

“Installments” means the payments made for repayment of the Loan, including both principal and interest, that BORROWER shall pay LENDER in accordance with the US$ amounts and the Due Dates established in the attachment as ANNEX I to this Agreement.

“Documentos de la Operación” significa el presente Contrato y el Pagaré.	“Transaction Documents” means this Agreement and the Promissory Note.

“Dólares” y “US$” significa Dólares Estadounidenses billete o transferencia.	“Dollars” and “US$” means United States Bills or wire-transference.

“EBITDA” significa, respecto del MUTUARIO, su “ganancia operativa”, calculada conforme se indica a continuación, antes de intereses financieros, otros ingresos/egresos no operativos, ingresos/egresos financieros, impuesto a las ganancias, depreciaciones y amortizaciones de todos los bienes tangibles e intangibles y/o de todo tipo del MUTUARIO, y antes de cualquier otro resultado que no implique movimientos de fondos en efectivo (incluyendo, sin limitatión, ajustes por inflación), durante el perlodo comprendido por los últimos 12 (doce) meses inmediatamente anterior a la fecha de cálcufo. A los efectos aquí previstos se entiende que (a) la “ganancia operativa” es equivalente a las ventas netas menos los costos directos de producción/adquisición/servicio, gastos de administración y gastos de comercialización, y (b) todos los términos aqui referidos serán defmidos según las normas contables adoptadas en los estados contables auditados.

“EBITDA” means, in relation to BORROWER its “operating income” calculated as follow: before financial interest, other non-operating income/expenses, financial income/expenses; income taxes, depreciation and amortization of all tangible, intangible or any other kind of assets belonging to the BORROWER, and before any other result which does not involve cash funding movements (including, without limitation, inflation adjustments) during the period of 12 (twelve) months immediately prior to the date of calculation. For the purposes herein, it is expressly understood that (a) the “operating income” is equal to the net sales minus administration and commercialization expenses; and (b) any and all terms referred to herein shall be defined according to regulations adopted in the audited financial statements.

“Efecto Material Adverso” significa un efecto material adverso en (i) el negocio, los activos, operaciones o condición (financiera o de cualquier otro tipo) del MUTUARIO y/o de sus Afiliadas o de las otras partes de los Documentos de la Operatión (incluyendo el MUTUANTE), o (ii) la validez o cumplimiento de los Documentos de la Operación.

“Material Adverse Effect” means a material adverse effect in (i) the business, assets, transactions or condition (financial or of any other kind) of the BORROWER and/or its Affiliates or other parties of the Transaction Documents (including the LENDER), or (ii) the validity or performance of the Transaction Documents.

“Evento de Incumplimiento” significa cualquiera de los eventos, condiciones o circunstancias enumeradas en la Clausula SEPTIMA, Sectión 7.2 del Contrato; y/o cuaiquier incumplimiento de las obtigaciones establecidas en el Contrato.

“Event of Default” means any event, condition or circumstance mentioned in Section SEVEN, Sub-section 7.2 of the Agreement; and/or any non-compliance of the obligations set forth in the Agreement.

“Fecha/s de Vencimiento” significa las fechas de vencimiento para el pago de las Cuotas.	“Due Date/s” means the due dates for the payment of the Installments.

“Garantia/s” significa el Pagaré.	“Guarantees” means the Promissory Note.

“Indice de Cobertura de Intereses” significa, a la fecha de Cálculo, el ratio que surge de dividir (i) el EBITDA del MUTUARIO, siendo tal calculado como en el presente contrato se define por (ii) los Intereses Financieros del MUTUARIO, calculados como en el presente contrato se define, que surjan de los últimos estados contables del MUTUARIO, debidamente auditados y certificados ante el Consejo profesional correspondiente y/o aquellos presentados bajo el régimen de oferta pública de conformidad con las

“Interest Coverage Ratio” means, at the date of calculation, the ratio obtained from dividing (i) the BORROWER’S EBITDA, calculated as defined in the this Master Agreement, by (ii) the BORROWER’S Financial Interests, calculated as defined in this Master Agreement, which arise from the last audited financial statements, duly certified by the relevant Consejo Profesional and/or those filed under the public offering rules pursuant to the regulations of the Comision National de Valores.

normas de la Comisión Nacional de Valores.

“Intereses Financieros” significa la carga de intereses devengados provenientes de sus pasivos durante el periodo comprendido por los últimos cuatro perfodos trimestrales inmediatamente anteriores a la fecha de cálculo considerando para ello estados contables del MUTUARIO; debidamente auditados y certificados ante el Consejo profesional correspondiente y/o aquellos presentados bajo el régimen de oferta pública de conformidad con las normas dictadas en la materia por la Comisión Nacional de Valores. A los efectos aquí previstos se medirán en dólares, utilizando para la conversión de cada uno de los trimestres fiscales de pesos a dólares, el promedio aritmético simple del Tipo de cambio Aplicable registrado para los dias comprendidos en dicho trimestre.

“Financial Interests”: means, regarding the BORROWER, the financial interests resulting from its liabilities of the period comprehended by the last four quarterly periods immediately prior to the calculation date pursuant to the last audited financial statements, duly certified before the relevant Consejo Profesional and/or those filed under the public offering rules pursuant to the regulations of the Comision Nacional de Valores. To the purposes herein the Financial Interest shall be calculated in Dollars, using for the exchange rate of each fiscal quarterly, the average of the Applicable Exhange Rate registered for the previous days in such quarterly.

“Indice de Liquidez” significa, a la fecha de cálculo, el ratio que surge de dividir (i) el activo corriente, por (ii) el pasivo corriente, tal cual surjan de los úttimos estados contables del MUTUARIO, debidamente auditados y certificados ante el Consejo profesional correspondiente y/o aquellos presentados bajo el régimen de oferta pública de conformidad con las normas de la Comisión Nacional de Valores.

“Liquidity Ratio” means, at the date of calculation, the ratio obtained from dividing (i) the current assets, by (ii) current liabilities, which arise from the last audited financial statements, duly certified by the relevant Consejo Profesional and/or those filed under the public offering rules pursuant to the regulations of the Comision Nacional de Valores.

“Mora” significa cualquier evento o condición que constituya un Evento de Incumplimiento, ocasionando los efectos establecidos en la cláusula SEPTIMA del presente Contrato.	“Default” means any event or condition defined as an Event of Default causing the effects set forth in section SEVEN hereof.

“MUTUANTE” tiene el significado indicado en el encabezamiento del presente Contrato.	“LENDER” has the meaning indicated in the recitals of this Agreement.

“MUTUARIO” tiene el significado indicado en el encabezamiento del presente Contrato.	“BORROWER” has the meaning indicated in the recitals of this Agreement.

“Normas Aplicables” son todas las normas nacionales, provinciales o municipales, presentes y/o futuras, aplicables a la actividad y los negocios del MUTUARIO.	“Applicable Rules” are all the national, provincial or municipal rules actual and/or future, applicable to the activity and the business of the BORROWER.

“Pagaré” significa el pagaré librado por el MUTUARIO a favor del MUTUANTE de conformidad con el formato adjunto al Contrato como ANEXO II, por la suma de US$ 62.700.000,00 (Dólares Estadounidenses SESENTA Y DOS MILLONES SETENCIENTOS MIL con 00/100), conforme lo establecido en la Sección QUINTA del Contrato.

“Promissory Note” means the promissory note issued by the BORROWER in favor of the LENDER pursuant to the model attached hereto as ANNEX II, for an amount of US$ 62,700,000.00 (United States Dollars SIXTY TWO MILLION SEVEN HUNDRED THOUSAND with 00/100) as set forth in Section FIVE herein.

“Partes” significa conjuntamente el MUTUARIO y el MUTUANTE	“Parties” means jointly the BORROWER and the LENDER.

“Pesos” Moneda de curso legal de la República Argentina	“Pesos” means the currency in legal course in the Argentine Republic.

“Préstamo” significa el préstamo de US$ 55.000.000,00 (Dólares Estadounidenses CINCUENTA Y CINCO MILLIONES con 00/100) que el MUTUANTE otorga al MUTUARIO y que será desembolsado de acuerdo a lo establecido en el presente Contrato.

“Loan means the loan for US$ 55,000,000.00 (United States Dollars FIFTY FIVE MILLION with 00/100) that the LENDER grants to the BORROWER and that will be disbursed pursuant to the provisions of this Agreement.

SEGUNDA: PRÉSTAMO.	TWO: THE LOAN.

2.1 El MUTUARIO solicits el Préstamo al MUTUANTE; y el MUTUANTE se compromete a otorgar et Préstamo al MUTUARIO en Jos términos y condiciones establecidos en el presente Contrato.	2.1. The BORROWER requests the Loan to the LENDER; and the LENDER compels to grant Loan to the BORROWER under the terms and conditions set forth in this Agreement.

2.2          El MUTUANTE procederá a abonar el Préstamo al MUTUARIO mediante acreditación y/o depósito bancario del Préstamo en la Cuenta del Mutuario dentro de los diez (10) dias hábiles desde la suscripción del presente Contrato.

2.2. The LENDER will proceed to pay the Loan to the BORROWER by means of accreditation and/or bank deposit of the Loan in the Borrower’s Bank Account within ten (10) business days as from the execution of the present Agreement.

2.3          La falta de reclamo fehaciente del MUTUARIO dentro del plazo de diez (10) dias corridos contados desde el dia del desembolso implicará la conformidad del MUTUARIO con el desembolso del Préstamo depositado por el MUTUANTE en la Cuenta del Mutuario, salvo prueba en contrario.

2.3 The lack of a credible claim from the BORROWER within the term of ten (10) days after the date of the aforesaid disbursement will imply the conformity of the BORROWER with the disbursement of the Loan deposited by the LENDER in the Borrower’s Bank Account, unless otherwise proven.

TERCERA: DEVOLUCIÓN DEL PRÉSTAMO.	THREE: LOAN REPAYMENT.

3.1 El MUTUARIO se obliga a devolver al MUTUANTE el monto del Préstamo con más los intereses aplicables en las Fechas de Vencimiento, mediante el depósito de las Cuotas en fa Cuenta del Mutuante.	3.1 The BORROWER undertakes to pay to the LENDER the Loan plus interests applicable on the Due Dates, by means of the deposit of the Loans in the Lenders’ Bank Account.

CUARTA: MONEDA DE PAGO.	FOUR: PAYMENT CURRENCY.

4.1          El MUTUARIO asume que el pago del importe total o el saldo que eventualmente adeude en virtud del Préstamo - incluyendo el pago de las Cuotas- deberá ser necesariamente abonado en Dólares y no en otra moneda. En consecuencia, el MUTUARIO expresamente reconoce y acepta que constituye condición esencial de este Contrato que la devolución del Préstamo, incluyendo el pago de las Cuotas asi como los intereses compensatorios y moratorios, costos, costas y demás sumas a ser abonadas al MUTUANTE en virtud del presente, se cancelen en Dólares, renunciando expresamente a invocar la teoria de la imprevisión o cualquier otra similar para alegar una mayor onerosidad sobreviniente en el pago.

4.1. The BORROWER assumes that the payment of the Loan Payment and/or the balance eventually due under this Agreement –including payment of the Installments shall be exclusively paid in United States Dollars and not in any other currency. Consequently, the BORROWER expressly acknowledges and accepts that it is an essential condition for this Agreement that the payment of the Loan, including the payment of the Installments and the compensatory and late payment interests, damages, costs, expenses and other amounts to be paid to the LENDER under this Agreement, will be cancelled in Dollars, expressly waiving the right to invoke the doctrine of unforeseeability or any other similar theory to allege a major consideration in payment

4.2          En atención a lo dispuesto en la Sección 4.1., en caso que en la Fecha de Vencimiento existiere cualquier restricción o prohibición para acceder al mercado libre de cambios en la República Argentina, el MUTUARIO deberá igualmente abonar las Cuotas y cualquier otra suma pagadera en virtud del Contrato en Dólares, obteniendo los mismos a través de cualquiera de los siguientes mecanismos, a opción del MUTUANTE:

4.2. In view of the provisions of Sub-section 4.1, in case that on the Due Date there is any restriction or prohibition to access the free trade market in the Argentine Republic, the BORROWER will nevertheless pay the Installments and/or any other amount to be paid under the Agreement in Dollars, obtaining them by means of any of the following mechanisms, at the LENDER’S option:

4.2.(a). Mediante la compra con Pesos (o la moneda que sea en ese momenta de curso legal en la República Argentina), de cualquier titulo en Dólares y la transferencia y venta de dichos instrumentos fuera de la

4.2.(a). Through the purchase with Pesos (or the legal currency in the Republic of Argentina), of any security in Dollars and the transfer and sale of the said instruments outside the Republic of Argentina for

República Argentina por Dólares Estadounidenses en una cantidad tal que, liquidados en un mercado del exterior, y una vez deducidos los impuestos, costos, comisiones y gastos correspondientes, su producido en Dólares sea igual a la cantidad de dicha moneda adeudada bajo el Contrato; o bien

Dollars in an amount which, sold in a foreign market, and once applicable taxes, costs, commissions and expenses are deducted, the proceeds thereof in Dollars is equal to the amount of said currency due under this Agreement; or

4.2.(b). Mediante la entrega al MUTUANTE de cualquier titulo en Dólares, a satisfacción expresa del MUTUANTE y con cotización en Dólares en el exterior, en una cantidad tal que, liquidados por el MUTUANTE en un mercado del exterior, en precios y condiciones de plaza, y una vez deducidos los impuestos, costos, comisiones y gastos correspondientes, su producido en Dólares Estadounidenses sea igual a la cantidad total en dicha moneda adeudada bajo el Contrato; o bien

4.2.(b). Through delivery to the LENDER of any security in Dollars, at the LENDER’s express satisfaction and with Dollar quotation abroad, in an amount which, once sold by the LENDER in a foreign market, at market prices and conditions, and once applicable taxes, costs, commissions and expenses are deducted, the proceeds thereof in Dollars is equal to the aggregate amount in such currency due under this Agreement; or

4.2.(c). En el caso que existiera cualquier prohibición legal expresa en la República Argentina que impidiera al MUTUARIO lievar a cabo las operaciones indicadas en los dos puntos anteriores, mediante la entrega al MUTUANTE de Pesos (o la moneda que sea en ese momento de curso legal en la Republica Argentina), en una cantidad tal que, en la fecha de pago de que se trate dichos Pesos sean suficientes, una vez deducidos los impuestos, costos, comisiones y gastos que correspondieren, para adquirir la totalidad de los Dólares adeudados por el MUTUARIO bajo el Contrato, según el tipo de cambio informado por Citibank, N.A., Nueva York, Estados Unidos de Norteamérica, para efectuar adquisiciones de Dólares con Pesos en la Ciudad de Nueva York, a las 12 (doce) horas (hora de la Ciudad de Nueva York) de la fecha de pago; o bien

4.2.(c). If there is any express legal prohibition in the Republic of Argentina which would impede the BORROWER from making the transactions stated in 4.2.(a) and 4.2.(b) above, through the delivery to the LENDER of Pesos (or the legal currency in the Republic of Argentina), in an amount which, on the payment date, such Pesos are enough, once applicable taxes, costs, commissions and expenses are deducted, to acquire the aggregate amount of Dollars due by the BORROWER under this Agreement, as per the exchange rate informed by Citibank N.A., New York, United States of America, to make Dollars acquisitions with Pesos in the City of New York, at 12 (twelve) a.m. (New York City time) on the payment date; or

4.2.(d). Mediante cualquier otro procedimiento existente en la República Argentina o en el exterior, en cualquier Fecha de Vencimiento bajo el Contrato, para la adquisición de Dólares.	4.2.(d). Through any other procedure existing in the Republic of Argentina or abroad, on the Due Date under this Agreement, for the purchase of Dollars.

4.3     Queda expresamente establecido que en cualquiera de las alternativas detalladas en 4.2. (a) a 4.2. (d), las sumas adeudadas por el MUTUARIO sólo se considerarán pagadas y dicho pago tendrá efectos liberatorios únicamente, una vez que se acredrte efectivamente en la Cuenta del Mutuante, la cantidad de Dólares adeudada bajo el Contrato y, en su caso, más los intereses compensatorios que se devenguen desde el vencimiento del crédito impago a la tasa de interés anual equivalente a la tasa de la operación.

4.3. It is hereby expressly stated that in any of the alternatives detailed in 4.2. (a) through 4.2.(d), the sums due by the BORROWER – and the eventual compensatory interests due and accrued as of the expiration of the unpaid Loan at an annual interest rate equivalent to the implied rate in this Agreement – shall only be deemed paid and such payment shall have discharging effects, only, once the amount of Dollars due under this Agreement is actually credited in the Lender’s Bank Account.

4.4 Todos los gastos, costos, comisiones, honorarios e impuestos pagaderos con relación a los procedimientos referidos en 4.2. (a). a 4.2. (d) precedentes serán pagados por el MUTUARIO.	4.4. All charges, costs, commissions, fees and taxes payable in connection with the procedures set forth in 4.2. (a) through 4.2. (d) above shall be paid by the BORROWER.

4.5.         Si con el fin de obtener una sentencia judicial fuera necesario convertir los montos en Dólares adeudados bajo el presente a otra moneda, las Partes acuerdan que el tipo de cambio a ser usado será aquél al cual, de acuerdo con

4.5. If in order to obtain a judicial judgment it would be necessary to change the amounts in Dollars due hereunder to another currency, the Parties agree that the exchange rate to be used shall be such which, in accordance with normal procedimientos bancarios normales, el MUTUANTE pueda comprar con esa otra moneda Dólares en la ciudad de Nueva York, Estados Unidos de América, en el día hábil anterior a aquél en el cual la sentencia final es dictada. Asimismo, si alguna sentencia fuera dictada contra el MUTUARIO en una moneda distinta de Dólares, la obligación de pago del MUTUARIO de cualquier suma adeudada bajo el Contrato sólo se considerará cancelada si en el Día Hábil siguiente a aquél en que el MUTUANTE haya recibido algún monto juzgado como adeudado bajo el presente en esa otra moneda, el MUTUANTE pueda, de acuerdo con procedimientos bancarios normales, en la ciudad de Nueva York, Estados Unidos de América, comprar Dólares con esa otra moneda. Si dichos Dólares Estadounidenses así comprados fueran menos que la suma de Dólares adeudada bajo el Contrato, el MUTUARIO acuerda, como una obligación diferente e independientemente de tal sentencia, indemnizar al MUTUANTE de esa pérdida.

banking procedures, the LENDER shall be able to purchase with such other currency Dollars in New York City, United States of America, on the Business Day prior to that day in which final judgment is pronounced. Likewise, if a judgment is pronounced against the BORROWER in a currency other than Dollars, the BORROWER’s payment obligation of any amount due under the Agreement, shall only be deemed paid if on the business day following the date in which the LENDER has received any amount judged as due hereunder in such other currency, the LENDER shall, under normal banking procedures, in the City of New York, United States of America, purchase Dollars with such other currency. If such amount of Dollars thus purchased is less than the amount due under the Agreement, the BORROWER agrees, as a different obligation and independently from such judgment, to compensate the LENDER for such loss.

QUINTA: PAGARÉ.	FIVE: PROMISSORY NOTE

5.1          Como garantía de pago de las obligaciones contraídas en el presente Contrato y del pago en tiempo y forma de las Cuotas, y sin que ello importe duplicación de las obligaciones del MUTUARIO, éste suscribe a favor del MUTUANTE el Pagaré el cual es entregado en este acto al MUTUANTE.

5.1 As security for the payment of the obligations included in this Agreement and the payment in due time and manner of the Installments, and without it resulting in the duplication of the obligations of the BORROWER, the BORROWER issues in favor of the LENDER the Promissory Note which is delivered in this act to the LENDER.

5.2          Ante el primer incumplimiento de cualquiera de las obligaciones asumidas por el MUTUARIO en el Contrato, el MUTUANTE quedará facultado para iniciar contra el MUTUARIO la ejecución del Pagaré, a exclusivo criterio del MUTUANTE. El MUTUANTE se compromete a anular el titulo y acreditar esto último frente al MUTUARIO, dentro de un plazo no mayor a diez (10) días desde que haya sido abonado en tiempo y forma las Cuotas con más los intereses adicionales que pudieren corresponder en caso de Mora.

5.2. In case of lack of compliance of any of the obligations undertaken by the BORROWER in this Agreement, the LENDER will have the right to initiate against the BORROWER the enforcement of the Promissory Note, at the LENDER’s exclusive criteria. The LENDER compels to return the Promissory Note to the BORROWER within a term no longer than ten (10) days after the date in which the Installments has been paid in due time and manner, together with the additional interests that could correspond in case of Default.

SEXTA: DEJADA INTENCIONALMENTE EN BLANCO.	SIX: LEFT INTENTIONALLY BLANK.

SÉPTIMA: MORA.	SEVEN: DEFAULT.

7.1          La falta de pago de todas las sumas adeudadas en virtud del presente Préstamo (incluyendo sin limitación, la falta de pago de las Cuotas) por cualquier causa que fuere, producirá la Mora automática de todas las obligaciones asumidas por el MUTUARIO en virtud del presente Contrato así como la caducidad de todos los plazos establecidos en el presente Contrato, sin necesidad de interpelación previa. En tal supuesto, además de las sumas adeudadas y del interés que dichas sumas devenguen hasta el efectivo pago de acuerdo a la tasa calculada para la determinación del monto de las Cuotas, el MUTUARIO deberá abonar al MUTUANTE intereses compensatorios acumulativos que las Partes acuerdan a razón de una tasa de interés equivalente a la tasa implicita del Contrato, con mas un interés moratorio

7.1 Lack of payment of all the sums owed under this Agreement for any cause (including without limitation, payment in due time and manner of the Installments) for any reason whatsoever, shall result in automatic Default of all the obligations assumed by the BORROWER under this Agreement as well as the lapse of all the terms set forth in this Agreement, without the need of a prior demand. Upon that hypothesis, in addition to the amounts owed and the accrued interests on such amounts until the payment date, calculated pursuant to the rate applied for the determination of the amount of the Installments, the BORROWER must pay cumulative compensatory interest to the LENDER, which the Parties agree at an interest rate equivalent to the interest rate implicit in this Agreement, plus a late payment interest

equivalente al 50% (cincuenta por ciento) de la tasa de los compensatorios, hasta la efectiva y total cancelación del monto del Préstamo adeudado.	equivalent to the 50% (fifty per cent) of the compensatory interest rate, until the effective and total cancellation of the Loan.

7.2. El MUTUANTE también tendrá la facultad de considerar el Préstamo como de plazo vencido y solicitar el pago de todo lo adeudado en cualquiera de los siguientes Eventos de Incumplimiento:	7.2 The LENDER shall also be entitled to consider the Loan as past due, and request the prompt payment of all the sums due upon the occurrence of the following Events of Default;

(a) si el MUTUARIO incumpliere con el pago en tiempo y forma de las Cuotas;	(a) if the BORROWER fails to comply with payment in time and manner of the Installments;

(b) si un tercero pidiere la quiebra del MUTUARIO y no fuera rechazada dicha solicitud por el tribunal interviniente en la primera oportunidad procesal correspondiente;	(b) if a third party requests that the BORROWER is declared bankrupt and such request is not rejected by the court intervening in the pertinent first procedural step;

(c)  si el MUTUARIO o sus Afiliadas, pidiese su propia quiebra, o se decretase su quiebra indirecta o promoviese su concurso de acreedores o iniciase los procedimientos tendientes a lograr un Acuerdo Preventivo Extrajudicial o una reestructuración de sus pasivos;

(c)  if the BORROWER or our Affiliates files for its own bankruptcy proceeding, or its own reorganization, or initiates procedures for an out-of-court reorganization plan or any debt restructuring plan;

(d) si el MUTUARIO o sus Afiliadas incurriere en cesación de pagos, aún sin efectuarse los trámites antedichos;	(d) if the BORROWER or our Affiliates incurs in suspension of payments, without such steps being taken;

(e)  Si se trabare embargo o se dictare cuaiquier otra medida cautelar sobre cualquiera de los bienes, activos o derechos del MUTUARIO, o se decretare la inhibición general de bienes del MUTUARIO, por un monto en exceso de Dólares Estadounidenses DIEZ MILLONES con 00/100 (US$10.000.000,00), durante toda la vigencia del Contrato, y dichos embargos y/o medidas cautelares no fuesen levantados, por cualquier causa que fuere, dentro de los quince (15) dias háibiles judiciales de solicitado el levantamiento del embargo y/o la medida cautelar, solicitud que deberá ser efectuada en la primera oportunidad procesal posible;

(e)  in the event any attachment or any provisional remedy were granted over the property, goods or rights of the BORROWER, or a restraining order for an amount in excess of United States Dollars TEN MILLION (US$10.000.000,00), is issued during the effective term of the Agreement, and those attachments or provisional remedies were not rejected for any reason, within fifteen (15) business days after the request for such release, request that must be made in the first available procedural opportunity;

(f)   si en cualquier momento durante la vigencia del presente Contrato se comprobare la falta de veracidad, parcial o total, por parte del MUTUARIO, en las declaraciones contenidas en la Cláusula OCTAVA del presente y/o el incumplimiento de los compromisos asumidos en dicha Cláusula y/o la falta de veracidad en cualquiera de las aplicaciones del presente Contrato;

(f)   if at any time during the term hereof the lack of veracity, whether partial or total, by the BORROWER with respect to the provisions set forth in Section EIGHT and/or the non compliance with the obligations thereunder, and or the lack of veracity with regard to the applications of this Agreement is proven;

(g) si se produjere cualquier alteración que, a criterio razonable del MUTUANTE, ocasione un cambio fundamental en las condiciones básicas que se han tenido en cuenta para el presente Contrato;	(g) if there were any change that at LENDERS reasonable criterion, may cause a material change in the basic conditions which have been taken into account for this Agreement;

(h) Si el MUTUARIO y/o el Deudor Cedido y/o sus Afiliadas modificasen su composición accíonaria,	(h) if in any manner whatsoever, BORROWER’S and/or Assigned Debtor and/or its Afilliates share capital directa y/o indirectamente, de forma que: (i) se configure un cambio de control en el MUTUARIO, o (ii) los Sres. Aldo Adriano Navilli, Ricardo Alberto Navilli, Adriano Carlos Navilli y Carlos Adriano Navilli dejen de poseer en forma conjunta, directa o indirectamente, el 51% del las acciones de cada compañia.

structure is modified, directly or indirectly, in such way that: (i) it may cause a change of control y BORROWER or, (ii) that Mr. Aldo Adriano Navilli, Ricardo Alberto Navilli, Adriano Carlos Navilli and Carlos Adriano Navilli cease to own 51% of the shares of each company.

(i) si el MUTUARIO incumpliere cualquiera de las obligaciones a su cargo establecidas en el presente Contrato;	(i) if the BORROWER fails to comply with any of its obligations set forth herein;

(i) si por cualquier causa que fuere las sumas adeudadas en virtud del presente Contrato fueren abonadas en una moneda distinta del Dólar;	(j) If for any reason whatsoever the sums due as a consequence of this Agreement were paid in a currency different than Dollars;

(k)  Si se dictaren una o más sentencias judiciales o laudos arbitrales firmes en contra del MUTUARIO o se tomaran medidas para la ejecución de cualquier hipoteca, embargo u otro gravamen sobre los bienes del MUTUARIO que, a criterio del MUTUANTE, pudieran razonablemente (i) afectar adversa y sustancialmente la capacidad del MUTUARIO para hacer frente al pago de sus obligaciones bajo el Contrato, ó (ii) afectar adversa y sustancialmente cualquiera de las Garantías;

(k)  if at any time during the term hereof one or more judicial sentences or arbitral rulings were issued against the BORROWER or measures for the foreclosure of mortgages, or other type of liens over the property of the BORROWER that at the LEDER’S criteria may reasonably: (i) have a substantial adverse effect in the capacity of the BORROWER to comply with its obligations under the Agreement, or (ii) have a substantial and adverse effect over the Guarantees;

(l) Si ocurriere un Cambio Material Adverso y/o un Efecto Material Adverso;	(l) If a Material Adverse Change and/or a Material Adverse Effect takes place;

7.3. En adición a lo dispuesto en la Sección 7.1 precedente, la Mora del MUTUARIO por el incumplimiento de cualquiera de las obligaciones pactadas en el presente producirá la caducidad de todos los plazos y la mora automática en todos los contratos suscriptos entre el MUTUARIO y el MUTUANTE. Del mismo modo, la mora en cualquiera de tales contratos provocará la Mora automática del presente Contrato -en los términos establecidos en la Sección 7.1 precedente- y de cualquier otra obligación contractual entre el MUTUARIO y el MUTUANTE. En tal sentido, producida la Mora del MUTUARIO, ya sea por falta de pago de las Cuotas por parte del MUTUARIO o por el acaecimiento de cualquiera de los Eventos de Incumplimiento detallados con anterioridad, el MUTUANTE a su exclusivo criterio, podrá proceder sin más a la ejecución de las Garantias y/o de otras garantías otorgadas en otros contratos suscriptos entre el MUTUARIO y el MUTUANTE. Asimismo, en tal supuesto el MUTUANTE quedará facultado a aplicar a la cancelatión de las sumas adeudadas bajo este Contrato los fondos depositados a ese momenta -o los que se depositaren en el futuro- en la Cuenta del Mutuante por cualquier causa y/o relación contractual entre el MUTUARIO y el MUTUANTE.

7.3. In addition to Sub-section 7.1 herein, the BORROWER’s Default due to the non compliance with any of the obligations agreed herein shall cause the lapse of all terms and the automatic default of all the agreements executed between the BORROWER and the LENDER. In a similar way the default under the terms of the aforementioned agreements shall cause the automatic Default under this Agreement as set forth in Section 7.1. herein, and of any other contractual obligation between the LENDER and the BORROWER. Therefore, upon the BORROWER’s Default, due to either the non payment of the Installments or the occurrence of any of the Events of Default detailed herein, the LENDER at its sole discretion shall proceed to enforce the Guarantees and/or other guarantees granted in other agreements executed between the BORROWER and the LENDER. In addition, under such hypothesis the LENDER shall be able to apply to the cancellation of the amounts owed hereunder, the sums deposited at that moment or in the future- in the Lender’s Accounts due to any cause and/or contractual relationship between the BORROWER and the LENDER.

OCTAVA: MANIFESTACIONES, DECLARACIONES Y COMPROMISOS DEL MUTUARIO.	EIGHT: REPRESENTATIONS, WARRANTIES AND COMMITMENTS OF THE BORROWER.

8.1. Manifestaciones y Declaraciones del MUTUARIO.	8.1 Representations and Warranties of the BORROWER.

A fin de inducir al MUTUANTE a celebrar el Contrato, el MUTUARIO manifiesta y declara, a la fecha del presente Contrato y hasta que el mismo se extinga, lo siguiente:	In order to persuade the LENDER to enter into the Agreement, the BORROWER represents and warrants the following as of the date hereof and until this Agreement is terminated:

8.1.1.    Que el MUTUARIO es una sociedad anónima debidamente constituida, inscripta y existente conforme las leyes de la Repúblics Argentina, con todas las facultades necesarias para llevar a cabo sus respectivas operaciones y negocios en los que participa en la actualidad; y

8.1.1 That the BORROWER is duly organized, registered and validly existing pursuant to the laws of the Republic of Argentina, with all the necessary powers and authority to carry out the relevant operations and businesses currently developed by it; and

8.1.2.    Que el MUTUARIO no está obligado a solicitar autorizaciones o aprobaciones de cualquier autoridad judicial, gubernamental o de cualquier otra persona tanto de derecho público como privado (incluyendo, pero no limitado a locadores, prestamistas, acreedores, compañlas aseguradoras e instituciones financieras) como resuttado del presente Contrato y/o de las Garantias, excepto aquellas que en cumplimiento de la normativa vigente estén relacionadas con la ejecución de las operaciones de exportación; y

8.1.2 That the BORROWER is not bound to apply for authorizations or approvals from any judicial or governmental authority or from any other public or private entity (including, without limitation, lessors, lenders, creditors, insurance companies and financial institutions) as a result of this Agreement and/or the Guarantees, except those that are related to the performance of the export operations pursuant to the current regulations; and

8.1.3.    Que el Contrato y las Garantías (i) constituyen actos o negocios jurídicos que el MUTUARIO está legalmente autorizado y capacitado para realizar en mérito a las respectivas disposiciones legales y estatutarias que rigen su actividad, y (ii) se celebran contando con todas las aprobaciones internas necesarias del MUTUARIO, sin violación de disposición legal, estatutaria, asamblearia ni contractual alguna, no siendo necesaria ninguna autorización adicional; y

8.1.3 That the Agreement and the Guarantees (i) are legal acts or business that the BORROWER is legally authorized and qualified to perform pursuant to the relevant legal and statutory provisions governing its activities; and (ii) that they are executed pursuant to all the required internal approvals of the BORROWER, without infringing any legal, statutory, stockholders’ meeting or contractual provision, no further authorization being necessary; and

8.1.4     Que el MUTUARIO y/o sus Afiliadas no se hallan en situación de incumplimiento sustancial y relevante de (i) cualquier orden, auto, requerimiento judicial, intimación, decreto o demanda de ninguna corte, tribunal judicial o arbitral u organismo gubernamental nacional, provincial o municipal del pais o del extranjero, y/o (ii) el pago de impuestos, tasas, gravámenes, deudas previsionales y/o contribuciones de carácter nacional, provincial o municipal, tanto en el país como en el extranjero; y

8.1.4 That the BORROWER and/or their Affiliates have not materially and significantly defaulted on: (i) any order, ruling, mandatory injunction, demand, decree or request from any court of justice or arbitral tribunal, or any government agency, whether national, provincial or municipal, in the country or abroad, and/or (ii) the payment of taxes, rates, liens, social security debts and/or levies, whether national, provincial or municipal, both in the country or abroad; and

8.1.5.    Que el MUTUARIO no tiene pendiente litigio, investigación o procedimiento judicial o administrativo o arbitral alguno ante ningún tribunal judicial, arbitral o autoridad administrativa nacional, provincial o municipal, del país o del extranjero, ni tampoco proceso arbitral alguno, que pudiere (i) afectar adversa y sustancialmente sus posibilidades de cumplir con sus obligaciones de pago según lo previsto en los Documentos de la Operación, (ii) afectar la validez, legalidad o ejecutabilidad de cualquiera de los Documentos de la Operación, y/o (iii) tener un efecto adverso substancial en los negocios, conditión financiera o de otro tipo o resultado en sus operaciones; y

8.1.5 That the BORROWER has no pending lawsuit, investigation or judicial, administrative or arbitral proceeding before any court of justice, arbitral tribunal or administrative authority, whether national, provincial or municipal, in the country or abroad; or any arbitration proceeding, that may (i) adversely and materially affect its capacity to comply with its payment obligations under the Agreement; (ii) affect the validity, legality or enforceability of any of the Transaction Documents; and/or (iii) have a material adverse effect on the business, financial or any other condition, or the result of its operations; and

8.1.6.    Que la celebración, ejecución y/o cumplimiento de los Documentos de la Operación no viola disposición alguna emanada de las Normas Aplicables y/o cualquier ley y/o decreto y/o reglamento y/o resolución aplicable al

8.1.6 That the execution and delivery of, and/or compliance with the Transaction Documents does not infringe any provisions under the Applicable Rules and/or any law and/or decree and/or regulation and/or resolution applicable to the

MUTUARIO, ni tampoco viola ninguna orden de tribunal o autoridad judicial, arbitral o administrativo competente a que se hallare sometido y/o disposición alguna emanada de los estatutos vigentes del MUTUARIO y/o de ninguna hipoteca, prenda, instrumento de deuda, contrato u otro compromiso en que el MUTUARIO fuere parte o se encontrare obligado; y

BORROWER and does not infringe any order issued by any court or relevant judicial, arbitral or administrative authority they might be subject to, and/or any provision under the current by-laws of the BORROWER and/or under any mortgage, pledge, debt instrument, contract or other undertaking in which the BORROWER might be a party or be bound to; and

8.1.7.    Que no existe mejor derecho y/o gravamen y/o restricción y/o limitación y/o impedimento de cualquier naturaleza, que impida y/o prohiba y/o limite y/o de cualquier manera restrinja las facultades y derechos del MUTUARIO de suscribir y firmar la totalidad de la documentatión (principal y accesoria) que resulte necesaria para el otorgamiento y perfeccionamiento de los Documentos de la Operación, así como también de cualquier otro compromiso asumido por el MUTUARIO frente al MUTUANTE a consecuencia de cualquiera de los Documentos de la Operación; y

8.1.7 That there is no paramount title and/or lien and/or restriction and/or limitation and/or hindrance whatsoever that precludes and/or prohibits and/or limits and/or in any way restricts the powers and rights of the BORROWER to execute all the documentation (principal and accessory), that is deemed necessary for the signature and execution of the Transaction Documents, as well as any other commitment assumed by the BORROWER in favor of the LENDER under any of the Transaction Documents; and

8.1.8.    Que el MUTUARIO cumple con la normativa y regulación vigente que le resulta aplicable en materia ambiental, de seguridad industrial y de salud pública, y que ha obtenido todas las autorizaciones, permisos y licencias, que fueren necesarios bajo dicha normativa; y

8.1.8 That the BORROWER is in compliance with the rules and regulations in force applicable to them in environmental, industrial safety and public health matters, and that it has secured all authorizations, permits and licenses required under such legislation, and

8.1.9.    Que han dado y facilitado al MUTUANTE toda la información relativa o relacionada con todo otro contrato, acuerdo u operación, hecho y/o circunstancia vinculada al MUTUARIO que de cualquier forma pudiere afectar adversa y sustancialmente la capacidad de cualquiera de ellos para hacer frente a sus obligaciones de pago bajo el Contrato y las Garantías, y que toda la información que ha proporcionado al MUTUANTE en relación con la preparatión, negociación y ejecución de los Documentos de la Operación es correcta y verdadera y no contiene ninguna información errónea acerca de un hecho relevante, ni omite ningún hecho relevante que resulte necesario destacar para que los hechos consignados no resulten erróneos ni ambiguos; y

8.1.9 That they have delivered and made available for the LENDER all the information on or related to or in connection with any other agreement, contract or transaction, fact and/or circumstance relating to the BORROWER that may in any way adversely and materially affect the capacity of any of them to comply with their payment obligations hereunder and under the Guarantees, and that all the information furnished to the LENDER by them relating to the preparation, negotiation and execution of the Transaction Documents is true and correct and does not contain any inaccurate information regarding any relevant fact, nor does it omit any relevant fact the mention of which might be necessary to prevent the stated facts from being inaccurate or misleading; and

8.1.10.  Que el balance del MUTUARIO al 30 de noviembre de 2016 y, los correspondientes estados de resultados y situación patrimonial, anexos y demás información allí contenida referente al MUTUARIO, del cual el MUTUARIO ha entregado copias al MUTUANTE debidamente firmadas por sus respectivas autoridades, representan en forma correcta la situación financiera y el resultado de las operaciones del MUTUARIO a dicha fecha, y que desde el 30 de noviembre de 2016, no ha ocurrido ningún cambio adverso, ni ningún hecho que pudiera generar un cambio adverso en los negocios, operaciones, perspectivas o condición financiera del MUTUARIO; y

8.1.10 The annual balance sheet of the BORROWER as of November 30th 2016, the relevant statements of income and financial position, annexes and further information therein contained relating to the BORROWER copies of which the BORROWER has delivered to the LENDER duly signed by their pertinent authorities, accurately represents the financial situation and result of operations of the BORROWER on that date, and that since November 30th 2016, no adverse change or event that may cause an adverse change in the business, operations, prospects or financial condition of the BORROWER has occurred; and

8.1.11. Que las Garantías otorgadas por el MUTUARIO no se encuentran sujetas a prenda, hipoteca, o mejor derecho alguno; y	8.1.11 That the Guarantees granted by the BORROWER, are not subject to any pledge, mortgage, or any paramount title; and

8.1.12. Que el MUTUARIO ha contratado y mantiene vigentes todos los seguros necesarios conforme con los estándares en	8.1.12 That the BORROWER has taken out and maintains duly in force all required insurance pursuant to the standards

la Repúblicas Argentina, para las actividades que desarrolla, los cuales han sido contratados con aseguradoras de solvencia y reconocido prestigio a nivel nacional; y	current in the Republic of Argentina for the activities they develop with creditworthy insurance companies of national and international renown; and

8.1.13   Que cumple y realiza todas las acciones razonables para mantener el cumplimiento de todas las leyes, regulaciones y convenciones internacionales correspondientes a los aspectos ambientales, laborales, de safubridad y seguridad social que le resulten aplicables.

8.1.13 That every reasonable action is being followed and taken by it in order to remain compliant with all international laws, regulations and conventions relating to environmental, labor, health and social security issues applicable thereto;

8.1.14   Que los Documentos de la Operación y las obligaciones alli contenidas son y serán en todo momento obligaciones directas y generales del MUTUARIO y tienen y tendrán en todo momento el rango más preferencial del endeudamiento del MUTUARIO.

8.1.14   That the Transaction Documents and obligations included therein, are and will remain at all times as direct and general obligations of the BORROWER and are and will be considered at all times as preferential state of indebtedness of the BORROWER.

8.1.15. Que los Documentos de la Operación están, o cuando sean debidamente ejecutados y entregados estarán, en la forma y sustancia legal apropiada bajo el derecho que resulte aplicable a los efectos de su cumplimiento y ejecución bajo el derecho que resulte aplicable. Todas las formalidades exigidas en Argentina para la validez y el cumplimiento de los Documentos de la Operación (incluyendo cuaiquier notificación, registratión, inscriptión, pago de tasas o tributos, protocolización, o presentatión ante cualquier Autoridad Gubemamental) han sido cumplidas.

8.1.15   The Transaction Documents are, or when duly executed and delivered will be, in proper legal form and substance under the applicable law for purposes of performance and enforcement thereof, pursuant to applicable law. All formalities required in Argentina for the validity and performance of the Transaction Documents (including any notice, registration, filling, payment of fees or taxes, notarization, or submittal to any Government Authority) has been complied with;

8.1.16. Que no ha ocurrido ni ocurrirá ningún Evento de Incumplimiento como consecuencia de o en relación a, el cumplimiento de las operaciones previstas en los Documentos de la Operación;	8.1.16 That no Event of Default has occurred or will occur as a consequence of or in connection with the performance of the transactions contemplated in the Transaction Documents;

8.1.17.  Que no ha ocurrido ni ocurrirá ningún Cambio Material Adverso respecto del MUTUARIO que razonablemente pudiera causar un Efecto Material Adverso en su capacidad para cumplir con sus obligaciones bajo los Documentos de la Operación.

8.1.17.  That no Material Adverse Change has occurred as regards the BORROWER that may reasonably cause a Material Adverse Effect in its capacity to comply with its obligations under the Transaction Documents;

8.2 Compromisos y Obligaciones del MUTUARIO	8.2 Commitments and Obligations of the BORROWER.

Desde la firma del presente Contrato y durante todo el tiempo en que cualquier suma debida bajo el Contrato se encontrare pendiente de pago, por cualquier concepto y/o causa que fuere, el MUTUARIO se compromete firme, expresa, irrevocable e incondicionalmente, a realizar o no realizar, según el caso, la totalidad de los actos y/o actividades que a continuación se especifican:

Following the execution hereof and to the extent any amount due hereunder remains outstanding, on any account and/or due to any reason whatsoever, the BORROWER firmly, expressly, irrevocably and unconditionally undertakes to perform or abstain from performing, as applicable, all the acts and/or activities specified below:

8.2.1. A pagar debida y puntualmente las Cuotas y los intereses aplicables, en su caso correspondientes de conformidad con los términos y condiciones que se establecen en el presente Contrato, y	8.2.1. To pay duly and on time the Repayment and applicable interests, according to the terms and conditions stated in this Contract

8.2.2.    A mantener al día el pago de sus impuestos, gravámenes, tasas, y/o cargas previsionales y/o contribuciones de carácter nacional, provincial o municipal, tanto en el país como en el extranjero, salvo para aquellos

8.2.2.    To keep all payments of taxes, liens, rates, and/or social security obligations and/or levies, whether national provincial or municipal, both in the country or abroad, up to date, except in such cases in which, as applicable, object in good faith to casos en que, según el caso, los disputasen por las vías legales correspondientes, de manera fundada y de buena fe, con la mayor celeridad permitida por la legislación procesal aplicable, y sobre la base de su inconstitucionalidad, inaplicabilidad y/o ilegalidad, y such payments through the relevant legal resources for good reasons, as hastily as permitted by the applicable procedural legislation and based on their unconstitutionality, inapplicability and/or illegality; and

8.2.3. A (i) mantener en vigencia sus personerías jurídicas y todas las inscripciones necesarias para mantener dichas personerías; (ii) realizar todo acto razonable para mantener vigentes todos los derechos, permisos, autorizaciones, contratos, seguros, poderes, prerrogativas, franquicias, inscripciones, licencias y similares, necesarios o convenientes para la conducción normal de su actividad, negocios u operaciones y el cumplimiento de sus obligaciones; (iii) mantener todos sus bienes en buen estado y condiciones de funcionamiento, y (iv) no realizar acto alguno que pudiese afectar adversamente la validez y/o eficacia del Contrato y las Garantias, y

8.2.3. To (i) maintain their legal capacity in force as well as all registrations necessary to maintain the same; (ii) take any reasonable steps to maintain all the rights, permits, authorizations, agreements, insurance, powers of attorney, privileges, franchises, registrations, licenses and the like in force, as are necessary or advisable for the regular management of their activity, businesses or operations and the performance of their obligations; (iii) maintain alt their property in good state and working conditions; and (iv) abstain from performing any act that may adversely affect the validity and/or effect of the Agreement and the Guarantees; and

8.2.4. A no realizar actos que constituyan o impliquen (i) fusión, absorción o cualquier otro acto al que, conforme a cualquier ley o norma, pudieran oponerse sus acreedores, ó (ii) la participación del MUTUARIO en otras sociedades o en otros proyectos o negocios distintos de los que desarrolla actuaimente, ó (iii) la reducción, distribución o reintegro del capital social del MUTUARIO a sus accionistas, y a conducir y hacer todo lo necesario para que se conserven, preserven, renueven y mantengan plenamente en vigencia, su existencia legal y derechos, sus licencias, concesiones, permisos, privilegios y materiales de franquicia para la conducción y manejo de sus respectivos negocios, con exceptión de aquellos actos y/o estructuras relacionados con oferta pública de acciones; y

8.2.4. To abstain from performing any acts or actions which constitute or imply (i) merger takeover or any other act which, under any law or regulation, may be opposed to their creditors, or (ii) the BORROWER’s participation in other companies or other projects or business different than those currently developed; or (iii) reduction, distribution or capital repayment of the BORROWER to its shareholders, and manage and do everything necessary so as to conserve, preserve, renew and remain fully in force, its legal existence and rights, their licenses, concessions, permits, privileges and franchise materials for the conduct and management of their businesses, with the exception of those acts and/or structures related to public stock offering; and

8.2.5. A mantener plena y diligentemente informado al MUTUANTE sobre cualquier Cambio Material Adverso y/o cualquier otro hecho que pudiera causar un Efecto Material Adverso y/o de cualquier forma afectar adversa y sustancialmente la capacidad de pago del MUTUARIO y de las obligaciones asumidas bajo el presente Contrato y/o las Garantías, y/o (ii) pudiere afectar adversamente la validez y/o eficacia de cualquiera de las Garantías, así como las acciones tomadas para subsanar el mismo, y

8.2.5. To maintain the LENDER fully and thoroughly informed of any Material Adverse Change and/or any other fact that may cause a Material Adverse Effect and/or otherwise adversely and significantly affect the payment capacity of the BORROWER of the obligations hereunder and/or under the Guarantees; and/or (ii) that may adversely affect the validity and/or effectiveness of any of the Guarantees, as well as of the actions taken to remedy the same; and

8.2.6. A poner a disposición del MUTUANTE, y además entregar inmediatamente cuando éste lo solicite, la siguiente documentación contable correspondiente del MUTUARIO: (i) estados contables anuales debidamente auditados por una firma de auditoria de primer nivel y prestigio internacional, (ii) estados contables semestrales, (iii) estados contables trimestrales, y (iv) cualquier otra información que el MUTUANTE razonablemente le requiera en cualquier momento. Los estados contables referidos en (i) precedente deberán presentarse debidamente auditados dentro de los ciento veinte (120) días corridos del cierre del respectivo ejercicio; los estados contables referidos en (ii) deberán ser presentados dentro de los sesenta (60) días corridos del cierre de los respectivos semestres; los estados contables referidos

8.2.6 To make available to the LENDER, and further deliver forthwith - at the latter’s request - the following accounting documentation corresponding to the BORROWER: (i) annual financial statements duly audited by a first-level auditing firm of international prestige; (ii) semi-annual financial statements; (iii) quarterly financial statements; (iv) any other reasonable information the LENDER may request from time to time. The financial statements mentioned in (i) above must be submitted duly audited within one hundred and twenty (120) calendar days after the closing of the relevant fiscal year; and the documentation mentioned in (ii) must be submitted within sixty (60) after the closing of the relevant semester, and the documentation mentioned in (iii) must be submitted within sixty (60) after the closing of the relevant quarter and the en (iii) deberán ser presentados dentro de los sesenta (60) días corridos del cierre de los respectivos trimestres; y la documentación referida en (iv) deberá presentarse dentro de los cinco (5) días corridos de requerida por el MUTUANTE, y documentation mentioned in (iv) shall be submitted within five (5) calendar days after the LENDER’S request and

8.2.7.    A no subrogar de cualquier manera a cualquier tercero acreedor con, y a no permitir que de cualquier manera cualquier tercero acreedor se subrogue en, cualquiera de los derechos y/o acciones consagrados a favor del MUTUANTE bajo el presente Contrato y las Garantías, lo que implicará, entre otras cosas, la obligación del MUTUARIO de exigir la renuncia expresa de cualquier tercer pagador a la facultad de subrogarse en tales derechos y/o acciones mientras permanezca impaga cualquier suma bajo el Contrato, y

8.2.7     Not to let in any manner whatsoever any third party creditor be subrogated to, and to preclude any third party creditor from becoming subrogated in any way to, any rights and/or actions granted to the LENDER hereunder and under the Guarantees, which will entail, inter alia, the obligation of the BORROWER to demand the express waiver by any third party obligor of the power to become subrogated to such rights and/or actions to the extent any sum hereunder remains outstanding; and

8.2.8.    A cumplir con las Normas Aplicables (incluyendo, sin limitación, toda ley, norma, reglamento, orden, directiva o resolución que le fuere aplicable en materia de protección del medio ambiente, residuos tóxicos o peligrosos, contaminación e higiene), y a mantener todas las autorizaciones, permisos o licencias que fueren necesarios bajo las Normas Aplicables, y

8.2.8     To comply with the Applicable Rules (including, without limitation, any law, rule, regulation, order, instruction or resolution applicable to them as regards environmental protection, toxic or hazardous wastes, pollution and hygiene) and to maintain all authorizations, permits or licenses that are necessary under the Applicable Rules; and

8.2.9. A cumplir en tiempo y forma con todas y cada una de las obligaciones a su cargo emergentes de los Documentos de la Operación, y	8.2.9 To comply in due time and manner with each and every one of its obligations arising out of the Transaction Documents; and

8.2.10.  A notificar at MUTUANTE, en forma inmediata, (i) el acaecimiento de cualquier Evento de Incumplimiento, y (ii) cualquier incumplimiento en que el MUTUARIO incurriere en relacion con cualquier acuerdo o contrato del que sea parte o cualquier obligatión a su cargo emergente de los mismos (hubiere o no sido declarada la caducidad y aceleración de plazos), y (iii) las acciones tomadas para subsanar los incumplimientos referidos en (i) y (ii) precedentes, y

8.2.10   To forthwith immediately notify the LENDER (i) of the occurrence of any Event of Default; and (ii) of any default by the BORROWER in connection with any agreement they might be a party to, or of any of their obligations thereunder (irrespective of whether or not the lapsing and acceleration of the terms has been declared); and (iii) of any actions taken to cure the defaults mentioned in (i) and (ii) above; and

8.2.11.  A mantener los registros contables y demás registros en debida forma y a permitir el acceso del MUTUANTE a sus oficinas, instalaciones, libros, registros y archivos, permitiéndole la realizatión de auditorías contables, legales y de gestión, por sí mismo o por quien el MUTUANTE designe a tal efecto, en la medida que no interfiera sustancial y adversamente con las actividades habituales del MUTUARIO, y

8.2.11   To keep the accounting records and other records in proper form and allow the LENDER access to its offices, facilities, books, records and files, allowing the performance of any accounting, legal, and management audits, by themselves or by the ones appointed by the LENDER to the extent such action does not materially and adversely interfere with the regular activities of the BORROWER, and

8.2.12.  A informar al MUTUANTE dentro de los 5 (cinco) días hábiles de producido, (i) cualquier pérdida o daño sufrido en los bienes del MUTUARIO por montos superiores a Dólares Estadounidenses DIEZ MILLONES con 00/100 (US$10.000.000) en forma individual o acumulada durante cada ejercicio anual, y (ii) cualquier litigio, o reclamo en el cual el monto reclamado al MUTUARIO fuere igual o superior a Dólares Estadounidenses DIEZ MILLONES con 00/100 (US$10.000.000) en forma individual o acumulada durante cada ejercicio anual, y

8.2.12   To inform the LENDER within 5 (five) Business Days after occurrence thereof (i) of any loss or damage to the BORROWER’s property in amounts higher than TEN MILLION United States Dollars and 00/100 (US$10.000.000), either individually or cumulatively during each annual fiscal term, and (ii) any action or claim in which the amount claimed from the BORROWER is equal to or higher than TEN MILLION United States Dollars and 00/100 (US$10.000.000) during each annual fiscal; and

8.2.13. A no reducir su capital, y	8.2.13 To abstain from reducing their capital; and

8.2.14. A no transferir ni de cualquier otra forma reducir, por	8.2.14 To abstain from transferring or otherwise reducing, for cualquier causa o concepto, incluyendo mediante acuerdo de accionistas o acuerdo de sindicación de acciones con terceros, y a no prendar, gravar ni otorgar cualquier dase de garantía respecto de las tenencias accionarias actuates del MUTUARIO en otras sociedades, con excepción de aquellos actos y/o estructuras relacionados con oferta pública de acciones; y any cause or on any account, including by means of a shareholder s’ agreement or voting trust with third parties, and from pledging, encumbering or granting, any kind of guaranty as regards the current shareholdings of the BORROWER in other companies, with the exception of those acts and/or structures related to public stock offering; and

8.2.15. A mantener en una situación no inferior, en cuanto a garantías y privilegios de cobro, respecto de cualquier otra obligación del MUTUARIO todos los importes adeudados bajo el presente Contrato, y

8.2.15 To maintain in no inferior situation all amounts due hereunder as to guarantees and privileges of collection with respect to any other obligation of the BORROWER, all the amounts owed under this Agreement, and

8.2.16. A reemptazar, a entera satisfacción del MUTUANTE, dentro de un plazo de cinco dias corridos de requerido, el respectivo Pagaré por otro instrumento idóneo para otorgar a los mismos el acceso a la vía ejecutiva en caso que, como consecuencia de un cambio en la legislación, los mencionados instrumentos perdieran su eficacia como tales; y

8.2.16 To replace, to the LENDER’S full satisfaction, within a term of five calendar days after its request, the Promissory Note with another suitable instrument to allow the former access to an enforcement proceeding, in case, due to any change in the legislation, the aforementioned instruments lose their effect as such;

8.2.17. A informar al MUTUANTE semestralmente (i) la deuda consolidada de todas las Afiliadas del MUTUARIO, abierta por cada una de dichas sociedades y por cada entidad financiera acreedora, y (ii) el volumen de ventas de cada una de las Afiliadas.

8.2.17 To inform the LENDER on a quarterly basis about (i) the consolidated financial debt of the Affiliates of the Borrower, split between each of those companies and between each creditor financial entity, and (ii) the sales volume of each of its Affiliates;

8.2.18. A no adoptar cualquier decisión que pudiera afectar el negocio y/o el valor llave del MUTUARIO.	8.2.18. To abstain from taking any decision that may have an impact over the business or the good will of the BORROWER.

8.2.19. A cumplir con todos los requisitos y exigencias que imponga el Banco Central de la República Argentina y demás Normas Aplicables y acreditar tal cumplimiento en forma inmediata al MUTUANTE, a satisfacción de éste, incluyendo sin limitación: (i) a ingresar al mercado libre de cambios de la República Argentina todos los fondos depositados en la Cuenta del Mutuario desembolsados bajo el presente Contrato, mediante el correspondiente cierre de cambio y acreditación de los Pesos Argentinos resultantes en una cuenta bancaria abierta en el sistema financiero argentino en concepto de conversión de divisas causadas en et presente Contrato y (ii) a informaral BCRA en forma periódica sobre (a) la existencia de los Documentos de la Operación y (b) su saldo de deuda con el exterior de conformidad con las Comunicaciones “A” 3602 y 3609 del BCRA y/o sus complementarias y modificatorias.

8.2.19 To comply with all the requirements and demands imposed by the Banco Central de la República Argentina and other Applicable Rules, and to prove immediately such compliance to the LENDER, to the latter’s satisfaction; including without limitation: (i) to enter into the foreign exchange market of the Republic of Argentina, all the funds disbursed and deposited in the Borrowers’ Account, under this Agreement, by means of the corresponding closing of the foreign exchange rate and crediting of the Argentine Pesos in a Bank Account opened in a Bank of the Argentine financial system, as conversion of currency caused under this Agreement and (ii) report to the BCRA on a periodic basis of (a) the existence of the Transaction Documents, and (b) its balance of debt with foreign countries as set forth by the Comunicaciones “A” 3602 and 3609 of the BCRA and/or its amendments.

8.2.20. A no otorgar préstamos, garantías, fianzas o avales de ningún tipo, adicionales a los existentes a favor de persona o entidad alguna en exceso de Dólares Estadounidenses TREINTA MILLONES con 00/100 (US$ 30.000.000) acumulativamente; y

8.2.20. Not to grant any loans, guaranties, bonds or any other form of security in addition to existing ones to any individual or entity in excess of United States Dollars THIRTY MILLION with 00/100 (US$ 30.000.000) cumulatively; and

8.2.21. A mantener, un ratio de Deuda Neta sobre EBITDA menor o igual a 3x, entendiéndose Deuda Neta como la deuda financiera total, menos la caja, tal cual surgen de los estados contables auditados.

8.2.21. that the ratio of Net Debt over EBITDA should be minor or equal to 3x, understanding for Net Debt the total financial debt, minus the cash and equivalents], as arising from the audited financial statements.

8.2.22. Que el ĺndice de Cobertura de Intereses, conforme los estados contables auditados del MUTUARIO (y sujeto a apreciación exclusiva y discrecional del MUTUANTE), sea mayor o igual a 2x durante toda la vigencia del Contrato.

8.2.22. That the Interest Coverage Ratio, arising from the last audited financial statements, (and subject to the exclusive criteria and discretion of LENDER), shall maintain a ratio higher or equal to 2X during the effectiveness of the Agreement.

8.2.23. Que el ĺndice Liquidez, conforme los estados contables auditados del MUTUARIO (y sujeto a apredación exclusiva y discrecional del MUTUANTE), sea mayor a 1.1x durante toda la vigencia del Contrato.

8.2.23. That the Liquidity Ratio, arising from the last audited financial statements, (and subject to the exclusive criteria and discretion of LENDER), shall maintain a ratio higher to 1.1X during the effectiveness of the Agreement.

NOVENA: COMISIONES.	NINE: COMMISSIONS

9.1 Toda comisión, arancel bancario (incluyendo, los aranceles y comisiones bancarias derivadas de los depósitos y transferencias efectuados desde y hacia la Cuenta del Mutuante y/o Cuenta del Mutuario), tributos y/o gastos que las operaciones derivadas directamente de este Contrato pudieren generar, serán a cargo del MUTUARIO. El MUTUARIO se compromete a abonar al MUTUANTE en forma inmediata y a su solo requerimiento todas las comisiones y/o gastos a su cargo, circunstancia que deberá hacerse efectiva en un plazo no mayor a 48 horas hábiles de recibido tal requerimiento, el cual deberá ser debidamente documentado.

9.1 All commissions and/or bank fees, (including without limitation, fees and bank commissions derived from the deposits, and transfers from and to the LENDER’S Account and/or to the BORROWER’S Account) the taxes, and/or charges that the transactions arising out directly and or indirectly of this Agreement may generate shall be borne by the BORROWER. The BORROWER undertakes to immediately pay to the LENDER upon the latter’s first demand all commissions, and/or expenses not later than 48 business hours after such request, which shall be duly evidenced.

9.2. Todos los pagos bajo el Contrato deberán ser hechos por el MUTUARIO libres de deducciones, retenciones u otros cargos de cualquier naturaleza. En caso que el MUTUARIO sea requerido por ley o por cualquier autoridad competente a realizar cualquier deducción, retencion o cargo, el MUTUARIO deberá realizar tantos pagos adicionales al MUTUANTE como sean necesarios para que, después de realizadas tales deducciones, retenciones o cargos, el MUTUANTE’ reciba un monto igual al monto debido al mismo bajo los términos de este Contrato como si tales deducciones, retenciones o cargos no hubiesen sido realizados. El MUTUARIO deberá pagar en legal tiempo y forma a las autoridades impositivas que corresponda, el monto retenido, y deberá obtener y suministrar al MUTUANTE copia certificada de los comprobantes que correspondan respecto de dicho pago

9.2. All payments due under this Agreement shall be made by the BORROWER, free of deductions, withholdings or of any other charges of any kind. In case the BORROWER is required by law or by any competent authority to make any deduction, withholding or pay any charge, the BORROWER must make such additional payments as necessary to the LENDER so that, after such deductions, withholdings or charges, the LENDER receives an amount equal to the amount owed to it hereunder as if such deductions, withholdings or charges have not been made. The BORROWER must pay in due time and manner to the corresponding tax authorities; the amount withheld, and shall obtain and deliver to the LENDER the corresponding receipts with regard to such payments.

9.3. El MUTUARIO se obliga a cumplir en tiempo y forma -a su exclusivo costo y cargo- con la liquidación de divisas y el pago de todos los tributos correspondientes derivados directa e indirectamente del Préstamo objeto del presente Contrato y con las demás reglamentaciones de conformidad con la normativa dictada al respecto por el Banco Central de la República Argentina, desligando al MUTUANTE de cualquier obligación al respecto.

9.3. The BORROWER undertakes to comply in due time and manner, on its own account, with settlement of foreign currency and payment of all pertinent taxes directly or indirectly resulting of the Loan subject matter of this Agreement and with other rules pursuant to the rules set forth by Banco Central de la República Argentina, releasing the LENDER from any obligation in that connection.

DECIMA: VALIDEZ – VIGENCIA – INDEMNIDAD	TEN: VALIDITY – EFFECTIVENESS – INDEMNITY.

10.1 En caso que una o más de las disposiciones contenidas en este Contrato sean declaradas inválidas, ilegales o inejecutables en cualquier respecto, la validez, legalidad y ejecutabilidad de las restantes disposiciones contenidas en el

10.1 In the event any one or more of the provisions contained in this agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and presente o en las mismas no será de ninguna forma afectada o perjudicada como consecuencia de lo anterior. Las Partes procurarán de buena fe negociaciones para reemplazar las disposiciones invalidas, ilegales o inejecutables con disposiciones validas cuyo efecto económico sea lo más similar posible al de la cláusula invalida, ilegal o inejecutable.

therein shall not in any way be affected or impaired thereby. The Parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provision.

10.2. El presente Contrato asl como todas las Garantías derivadas del mismo mantendrán su vigencia hasta que se cumplimenten en su totalidad los derechos y/u obligaciones de las Partes bajo el presente Contrato. Asimismo, aún después de cumplidas con las obligaciones emergentes del Contrato, las Cláusulas NOVENA y DECIMO SEGUNDA sobrevivirán y se mantendrán plenamente vigentes hasta la expiración de las prescripciones que resulten aplicables según el caso.

10.2 This Agreement as well as all the Guarantees resulting herefrom will remain in full force and effect until performance in full of the rights and/or obligations of the Parties hereunder. Furthermore, even after the obligations arising out of the Agreement have been complied with, Sections NINE and TWELVE will survive and will remain in full force and effect until the expiration of the statutes of limitations that might be applicable according to the case.

10.3. El MUTUARIO mantendrá indemne al MUTUANTE y a sus Afiliadas, directores, gerentes, funcionarios, empleados y asesores externos (la “Parte Indemnizada”) de cualquier, pérdida, reclamo, demanda, responsabilidad y todos sus gastos relacionados (incluyendo honorarios razonables de abogados y asesores), incurridos por la Parte indemnizada relacionado con, relativo a, derivado de y como consecuencia de: (i) la ejecución o entrega del Contrato y las Garantias y del cumplimiento de las obligaciones previstas en ellos, o de la celebración de las operaciones previstos en ellos; (ii) el Préstamo adeudado con más sus intereses o el uso de los fondos desembolsados o (iii) cualquier demanda, litigio, investigación, sumario, o procedimiento, real o potencial, relacionado con cualquiera de las circunstancias previstas en esta Cláusula 10.2, fundada en razones contractuales, extra-contractuales o previstas en el derecho que resulte aplicable; en la medida que la indemnidad de tales pérdidas, demandas, responsabilidades o gastos no resulten de la culpa grave o dolo de la Parte Indemnizada.

10.3 The BORROWER will hold the LENDER and its Affiliates, directors, managers, officers, employees and external advisors (the “Indemnitee”) harmless against any loss, claim, complaint, liability and every related expenses (including reasonable attorney’s and advisor’s fees) incurred by the Indemnitee in connection with, relating to, arising out of and as a consequence of: (i) the enforcement or delivery of the Agreement and the Guaranteies and the performance of the obligations thereunder, or the execution of the transactions contemplated therein; (ii) the Loan due plus any interest thereon or the use of the disbursed funds; or (iii) any actual or potential complaint, lawsuit, preliminary investigation proceeding or procedure, relating to any of the circumstances contemplated in this Section 10.2, based on contractual or extra-contractual issues, or as provided in the applicable law; to the extent the indemnity against such losses, complaints, liabilities or expenses is not due to the gross negligence or fraud of the Indemnitee.

DÉCIMO PRIMERA: CESIÓN DEL CONTRATO.	ELEVEN: ASSIGNMENT OF THIS AGREEMENT.

El MUTUANTE podrá ceder el presente Contrato y/o los derechos y obligaciones de él emergentes en su totalidad y/o en forma parcial, por cualquiera de los medios previstos en la ley, adquiriendo el cesionario los mismos beneficios y/o derechos y/o acciones de que es titular el MUTUANTE en virtud de este Contrato. En ese caso, el MUTUANTE deberá comunicar en forma fehaciente ia cesión al MUTUARIO, comotambién las nuevas instrucciones de pago, utilizando para ello cualquier medio fehaciente de notificación, pudiendo en ese caso el MUTUARIO oponer al cesionario del contrato cualquier defensa que hubiera podido oponer al MUTUANTE cedente.

The LENDER may assign this Agreement and/ or the rights and obligations arising out thereof partially or in full, by any of the means provided by Law, the assignee acquiring the same benefits and/or rights and/or actions to which the LENDER is entitled under this Agreement. In such event, the LENDER shall give notice by true means of the assignment to the BORROWER, as well as of the new payment terms and conditions, using therefore any true means of notice. In such event, the BORROWER may file any defense against the assignee of the Agreement which it would have been entitled to file against the assigning LENDER.

DÉCIMO SEGUNDA: JURISDICCIÓN Y LEY APLICABLE.	TWELVE: JURISDICTION AND APPLICABLE LAW.

12.1. El presente Contrato es gobemado por y debe ser interpretado de acuerdo con la legislación del Estado de Nueva York, Estados Unidos de América.	12.1 This Agreement is governed by and must be construed in accordance with the laws of the State of New York, United States of America.

12.2. El MUTUARIO irrevocablemente se somete a la jurisdicción no exclusiva de los tribunales de los Estados Unidos de América sitos en el Distrito Sur de New York para cualquier acción, juicio o procedimiento que pueda ser iniciado por el MUTUANTE en relación con el presente Contrato. La sentencia que se dicte contra el MUTUARIO en cualquiera de dichos juicios, acciones o procedimientos será considerada definitiva y podrá ser ejecutada en la jurisdicción mencionada o en la República Argentina, a elección del MUTUANTE.

12.2. The BORROWER irrevocably submits to the non-exclusive jurisdiction of the courts of the United States of America sitting in the Southern District of New York in respect of any action, lawsuit or proceedings filed by the LENDER regarding this Agreement. The judgment rendered against the BORROWER in any of such lawsuits, actions or proceedings shall be considered final and may be executed in any other jurisdiction, or in the Republic of Argentina, at the LENDER’S choice.

12.3. Nada de lo dispuesto precedentemente en el presente Contrato afectará el derecho del MUTUANTE a iniciar procedimientos legales o de cualquier otra forma demandar al MUTUARIO en la República Argentina, incluyendo la facultad del MUTUANTE de iniciar la ejecución judicial y/o extrajudicial del Pagaré en la República Argentina.

12.3. Nothing of the aforesaid provisions shall affect the LENDER’S right to bring legal actions or to otherwise sue the BORROWER in the Argentine Republic including the LENDER’S right to initiate the judicial and/or extrajudicial enforcement of the Promissory Note in the Argentine Republic.

12.4. El MUTUARIO por el presente constituye en forma irrevocable domicilio en CT Corporation System, con domicilio en 111 Eight Avenue, 13th floor, New York, New York, 10011, United States of America como su agente autorizado al solo efecto de recibir, en su nombre y representación, correspondencia y/o notificaciones dirigidas al MUTUARIO en cualquier acción, juicio o procedimiento que el MUTUANTE pudiera iniciar en el Estado de New York, debiendo asimismo el MUTUARIO informar al MUTUANTE sobre la identidad y domicilio de cualquier nuevo agente que designe a tales efectos.

12.4. The BORROWER hereby irrevocably appoints domicile at CT Corporation System with domicile at 111 Eight Avenue, 13th floor, New York, New York, 10011, United States of America as its authorized agent for the sole purpose of receiving, in its name and stead, letters and/or notices addressed to the BORROWER in any action, lawsuit or proceedings filed by the LENDER in the State of New York. The BORROWER shall have to inform to the LENDER the identity and domicile of any new agent appointed to that effect.

12.5. Si por cualquier motivo su agente autorizado a los efectos de recibir notificaciones en CT Corporation System, con domicilio en 111 Eight Avenue, 13th floor, New York, New York, 10011, United States of America no estuviere presente, el MUTUARIO acepta y consiente que las notificaciones dispuestas en cualquier acción, juicio o procedimiento le sean efectuadas por correo registrado de los Estados Unidos de América, en el domicilio del MUTUARIO indicado en la Sección 12.8 de la presente Cláusula.

12.5. If, for any reason, its authorized agent to receive notices at 111 Eight Avenue, 13th floor, New York, New York, 10011, United States of America, fails to be present, the BORROWER agrees and consents to the notices to be served in any action, lawsuit or proceedings being served on it by US registered mail at the BORROWERS’ domicile mentioned in Sub-section 12.8 of this clause.

12.6. Las notificaciones efectuadas de la manera establecida en la Sección 12.4 de la presente Cláusula serán consideradas personales, válidas, recibidas y obligatorias para el MUTUARIO.	12.6 Notices served as stated in Section 12.4 hereof shall be considered personal, valid, received and mandatory for the BORROWER.

12.7 El MUTUARIO irrevocablemente renuncia, en la máxima medida permitida por las leyes, a oponer cualquier objeción que pueda tener ahora o en el futuro contra la jurisdicción de cualquiera de los tribunales mencionados en esta Cláusula que intervenga en cualquier juicio, acción o procedimiento iniciado por el MUTUANTE; y en especial, el MUTUARIO renuncia a oponer cualquier defensa o alegación de incompetencia, o ‘inconvenient fonim’ respecto del tribunal que intervenga en tal acción, juicio o procedimiento. Asimismo el MUTUARIO renuncia expresamente a su derecho a recusar sin expresión de causa al Tribunal unipersonal o colegiado que interviniera en la contienda. El MUTUARIO sólo podrá oponer excepción de pago total comprobado por escrito, en

12.7 The BORROWER irrevocably waives, to the maximum extent permitted by the laws, the right to file an objection now or in the future against the jurisdiction of any of the courts mentioned in this Section hearing in any lawsuit, action or proceedings filed by the LENDER, and, especially, the BORROWER waives the right to file any defense or to allege lack of jurisdiction, or inconvenient forum regarding the court hearing in such action, lawsuit or proceedings. The BORROWER also expressly waives its right to challenge the unipersonal or plural tribunal hearing the case. The BORROWER may only file a defense for full payment evidenced in writing, in a document sent by the LENDER directly making reference to the Agreement being enforced or

documento emanado del MUTUANTE que haga referencia directa al contrato en ejecución o a la obligación afianzada, renunciando expresamente a las otras defensas de cualquier Indole	the guaranteed obligation, expressly waiving any other defenses of any kind whatsoever.

12.8 Cualquiera de las notificaciones precedentemente aludidas que deban ser efectuadas referidas al presente Contrato deberán ser remitidas a los domicilios indicados a continuación:	12.8 Any of the aforementioned notices to be made in respect of this Agreement shall be sent to the domiciles indicated below:

MUTUARIO: 1.- Calle Kennedy 160, Cañuelas 1814, Buenos Aires, República Argentina	BORROWER: 1.- Calle Kennedy 160, Cañuelas 1814, Buenos Aires, República Argentina

2.- CT Corporation System, con domicilio en 111 Eight Avenue, 13th floor, New York, New York, 10011, United States of America	2. - CT Corporation System, con domicilio en 111 Eight Avenue, 13th floor, New York, New York, 10011, United States of America

MUTUANTE: 1.- General Pacheco 1070, 91600 Montevideo, República Oriental del Uruguay	LENDER: 1- General Pacheco 1070, 91600 Montevideo, República Oriental del Uruguay

DECIMO TERCERA: RECEPCIÓN DE INSTRUMENTOS y FECHA.	THIRTEEN: SIGNATURES, RECEPTION AND DATE.

A los efectos del presente Contrato la versión en Español prevalecerá sobre la versión en Inglés.	For purposes of this Agreement the Spanish version shall prevail over the English version.

ANEXO I

Cuotas y Fechas de Vencimiento

Cuotas	Fechas de vto.	Moneda	Importe
1	27/Noviembre/2017	US$	1.935.694,44
2	25/Mayo/2018	US$	1.914.305,56
3	21/Noviembre/2018	US$	1.925.000,00
4	20/Mayo/2019	US$	56.925.000,00
	Total	US$	62.700.000,00

ANEXO II

MODELO PAGARÉ

PAGARE (sin protesto)

       de                  de 201   .

US$

A la vista, por igual valor recibido, MOLINO CAÑUELAS S.A.C.I.F.I.A., una sociedad constituida de conformidad con las leyes de la República Argentina, con domicilio en                  (en adelante el “Deudor”) se obliga en forma irrevocable e incondicional a pagar a [     ], (en adelante el “Acreedor”), en el domicilio sito en [     ], la suma neta de Dólares Estadounidenses                 con      /100 (US$          ), libres de cualquier tipo de deducción que pudiera corresponder en concepto de impuestos, tasas, contribuciones, cargos y/o aranceles de todo tipo.

El presente Pagaré es pagadero en Dólares Estadounidenses (y NO en otra moneda) contra la sola presentación del mismo. Si el presente Pagaré no fuera integramente abonado a la fecha de vencimiento, producirá la mora sin necesidad de interpelación alguna. El Deudor se obliga asimismo a pagar al Acreedor – además del capital adeudado- los intereses correspondientes calculados a razón de una tasa del          % anual, calculados hasta el día del efectivo pago total del presente Pagaré.

Se amplia el plazo legal máximo dentro del cual podrá ser presentado para su pago el presente Pagaré hasta el        de                  de 201   .

Todas las desavenencias que deriven de este Pagaré o que guarden relación con este serán resueltas definitivamente ante los Tribunales Ordinarios de la Ciudad de Buenos Aires.

Nada de lo dispuesto precedentemente en el presente Pagaré afectará el derecho del Acreedor a iniciar procedimientos legales o de cualquier otra forma demandar al Deudor en cualquier otra jurisdicción que el Acreedor considere apropiada.

Todas las notificaciones judiciales y/o extrajudiciales relacionadas con el presente Pagaré deberán ser remitidas a los domicilios indicados a continuación:

Deudor:

Por aval:

Acreedor:

Deudor

Por
Nombre:
Carácter:

Adjunto 2 / Attachment 2

Modelo de Aceptación de la Oferta / Model of Acceptance of the Offer

Montevideo, [    ], 2017

MOLINO CAÑUELAS S.A.C.I.F.I.A.,

Address:

Estimados,

Quien subscribe por MOLINO CAÑUELAS URUGUAY S.A., por la presente acepta su propuesta de Contrato de Préstamo en el que MOLINO CAÑUELAS S.A.C.I.F.I.A. será su mutuario, que fuera enviada con fecha [   ] de [   ] de 2017.

Sin otro particular,

Dear Sirs:

The undersigned, MOLINO CAÑUELAS URUGUAY S.A., hereby accepts your proposal of Loan Agreement whereby MOLINO CAÑUELAS S.A.C.I.F.I.A. will be borrower, dated on [   ] of 2017.

Sincerely yours,

MOLINO CAÑUELAS URUGUAY S.A
As Lender
By:
Name:
Title:

Montevideo, 30 de Mayo de 2017

MOLINO CAÑUELAS S.A.C.I.F.I.A.

Calle Kennedy 160, Cañuelas 1814,

Buenos Aires, República Argentina

Estimados,

Quien subscribe por MOLINO CAÑUELAS URUGUAY S.A., por la presente acepta su propuesta de Contrato de Préstamo en el que MOLINO CAÑUELAS S.A.C.I.F.I.A será su mutuario, que fuera enviada con fecha 30 de Mayo de 2017.

Sin otro particular,

Dear Sirs:

The undersigned, MOLINO CAÑUELAS URUGUAY S.A., hereby accepts your proposal of Loan Agreement whereby MOLINO CAÑUELAS S.A.C.I.F.I.A. will be borrower, dated on May 30th 2017.

Sincerely yours,

MOLINO CAÑUELAS URUGUAY S.A
Name: Ricardo L. Navilli
Title: Apoderado